Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Inspired Builders, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on March 18, 2011 (the “Registration Statement”), of our report dated September 30, 2010, relating to the balance sheet of Inspired Builders, Inc. as of September 30, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from February 24, 2010 (inception) through September 30, 2010 appearing in the Prospectus, which is a part of such Registration Statement and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the prospectus.

/s/ Brian Donahue
Donahue Associates, LLC

Monmouth Beach, New Jersey
March 18, 2011